Exhibit 5.1

                          [American Stores Letterhead]

                                  June 16, 1999

Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C.  20549

                  Re:      Registration Statement on Form S-8
                           Relating to American Stores 1997A
                           Stock Option and Stock Award Plan

Ladies and Gentlemen:

         I am Chief Legal Officer of American Stores Company, a Delaware corporation (the "Company"). This opinion is being delivered to you in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the shares of Common Stock, par value $1.00 per share (the "Common Stock"), issuable under the American Stores Company 1997A Stock Option and Stock Award Plan (the "Plan"). I am a member of the Bar of the District of Columbia.

         I am generally familiar with the properties and affairs of the Company (including the Plan). I have also examined those records I deemed necessary for the purpose of this opinion. On that basis, I am of the opinion that the 2,674,000 shares of Common Stock of the Company (as adjusted for a 2-for-1 stock split), when issued pursuant to the terms of the Plan will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.


         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement of Form S-8 relating to the Plan.


                                                     Very truly yours,


                                                     /s/ Kathleen E. McDermott

                                                     Kathleen E. McDermott